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Exhibit 10.75

FORM OF STOCK OPTION AGREEMENT FOR EMPLOYEES

To:
«First Name» «LastName»

Re:
Non-Qualified Stock Option
Midway Games Inc. «Plan» Stock Option Plan

        This letter will evidence the grant to you on «Date» (the "Grant Date") by the Compensation Committee of the Board of Directors of Midway Games Inc. (the "Company") of an option pursuant to the Company's «Plan» Stock Option Plan (the "Plan") to purchase up to «NumberofOptions» («numberofoptions2») shares of the common stock, par value $.01 per share ("Common Stock"), of the Company at a price of «exerciseprice» Dollars ($«exerciseprice2») per share (the "Option"). Under applicable provisions of the Internal Revenue Code of 1986, as amended, the Option is treated as a non-qualified stock option.

        1.     This Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of this Agreement and of the Plan as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Plan, all of which are incorporated by reference in this Agreement as if fully set forth herein.

        2.     As used in this Agreement, your primary employer ("Employer"), the Company, its subsidiaries and affiliates are collectively referred to as the "Employer Group".

        3.     In consideration of the granting of this Option, and in addition to the Company's rights under any other similar provisions in the Plan, you agree as follows:

        (a)   Non-Competition. You shall render faithful and efficient services to your Employer and the Company with such duties and responsibilities as your Employer shall from time to time prescribe during the term of this Option, and you further agree that during your employment with the Employer Group and for a period of one (1) year after your voluntary termination of employment or a termination of your employment with the Employer Group for cause, you will not own, manage, control or associate, as an agent, officer, employee, investor, lender, or otherwise, with any business entity which is in competition with any member of the Employer Group, which includes, without limitation, design, manufacture or sale of coin-operated video games or the design, publishing or marketing of interactive entertainment software ("Competition").

        (b)   Forfeiture of unexercised options if you engage in certain activities. If, at any time during the term of this option, you engage in Competition or any other activity inimical, contrary or harmful to the interests of the Employer Group, including, but not limited to: (i) conduct related to your service for which either criminal or civil penalties against you may be sought, (ii) violation of any policies of the Employer Group, including, but not limited to, the Company's insider trading policy or anti-harassment policies, (iii) accepting employment with or serving as a consultant, advisor or in any other capacity to an employer that is in Competition with or acting against the interests of any member of the Employer Group, including, but not limited to, employing or recruiting any present, former or future employee of any member of the Employer Group, (iv) disclosing or misusing any confidential information or material concerning any member of the Employer Group or (v) participating in a hostile takeover attempt against the Company, then this option and all other options of the Company that have been granted to you shall terminate effective the date on which you enter into such activity, unless terminated sooner by operation of another term or condition of this option or the Plan.

        4.     Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be enforced to the greatest extent deemed to be enforceable.

        5.     You hereby further agree that during your service with any member of the Employer Group and thereafter, you will not disclose, discuss, copy or otherwise use or allow to be used, in any manner, in competition with or contrary to the interests of any member of the Employer Group, the customer lists, product research, engineering data or other trade secrets of any member of the Employer Group. Nothing in this Agreement or in the Plan shall confer upon you any right to continue in the service of the Employer or any member of the Employer Group or shall interfere with or restrict in any way the rights of any member of the Employer Group, which are hereby expressly reserved.

        6.     This Option Agreement shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Illinois, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

        7.     The Company shall not be obligated to issue any shares pursuant to this Option if, in the opinion of counsel to the Company, the shares to be so issued are required to be registered or otherwise qualified under the Securities Act of 1933, as amended, or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such shares have been so registered or otherwise qualified.

        8.     It is understood that the Company may establish, from time to time, appropriate procedures to provide for payment or withholding of such income or other taxes as may be required by law to be paid or withheld in connection with the exercise of this Option. By the execution hereof, you hereby agree to pay to the Company or your Employer all such amounts requested by the Company to permit the Company to take any tax deduction available to it resulting from the exercise of this Option. You also agree to comply with any procedures established from time to time by the Company, to ensure that the Company receives prompt notice of the occurrence of any event which may create, or affect the timing or amount of, any obligation to pay or withhold any such taxes or which may make available to the Company any tax deduction resulting from the occurrence of such event.

        9.     This Option may be exercised as follows:

Number of Option Shares Exercisable	Date Exercisable
«Vesting Schedule»

        10.   This option, to the extent not previously exercised, shall expire on the day preceding the tenth anniversary of the Grant Date.

        11.   This Option is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, together with payment as provided in the Plan.

        Would you kindly evidence your acceptance of this Option and your agreement to comply with the provisions of this Agreement and of the Plan by executing the enclosed copy of this Agreement under the words "ACCEPTED AND AGREED TO" and returning a copy to the Senior Vice President and Secretary of the Company, c/o the Legal Department of Midway Games Inc.

Very truly yours, MIDWAY GAMES INC.
By:	«Authorized Officer»

Attachments

ACCEPTED AND AGREED TO
this              day of             , 200  .

«FirstName» «LastName»

EXHIBIT A

Dated:

Senior Vice President and Secretary
MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, IL 60618

Ladies and Gentlemen:

        Notice is hereby given of my election to purchase              shares of common stock, par value $.01 per share, of Midway Games Inc. (the "Company") at a price of «exerciseprice» Dollars ($«exerciseprice2») per share under the provisions of the stock option ("Option") granted to me on «Date» under the terms of the Midway Games Inc. «Plan» Stock Option Plan.

        I hereby certify that I am in compliance with the forfeiture provisions of the Option Agreement dated as of «NoticeDate» between the Company and me (the "Option Agreement"). I acknowledge that a violation of these provisions will result in the forfeiture of any remaining options I have.

        Enclosed is my check made payable to Midway Games Inc. in the amount of $             in payment of the exercise price of the Option and my check in the amount of $             also made payable to Midway Games Inc. in payment of the tax due on exercise of the Option.

        The following information is supplied for use in issuing and registering the shares purchased:

Number of certificates:
Denomination of each certificate:
Full Name:
Address:

Social Security Number:
Very truly yours,
«FirstName» «LastName»

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FORM OF STOCK OPTION AGREEMENT FOR EMPLOYEES